Exhibit (d)(4)

Eagle Supply Group, Inc.

122 East 42nd Street

Suite 1116

New York, NY 10168

TEL: (212) 986-6190

FAX: (212) 972-0326

www.eaglesupplygroup.com

CONFIDENTIAL

February 20, 2004

James S. Resch, President

Gulfside Supply, Inc.

501 North Reo Street

Tampa, Florida 33609

Gentlemen:

In connection with your consideration of a possible transaction to acquire (an “Acquisition Transaction”) Eagle Supply Group, Inc., a Delaware corporation (the “Company”), you have requested that the Company make available to you certain confidential, nonpublic, or proprietary information concerning the business, operations, assets, and liabilities of the Company. As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that the Company, or its agents or representatives (including attorneys) furnishes to you or your “Affiliates” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to you and your Affiliates’ directors, officers, employees, agents, advisors, or representatives of your agents, advisors, or prospective lenders (all of the foregoing collectively referred to as “your Representatives”), whether furnished before or after the date of this letter agreement (this “Agreement”), together with all notes, analyses, compilations, studies, or other documents or records, whether prepared by you, your Representatives, or others, which contain or otherwise reflect or are generated from such information (collectively, the “Evaluation Material”), and to take or abstain from taking certain other actions set forth herein. You will be responsible for any breach of this Agreement by you or your Representatives. Further, the Company, in its sole discretion, may withhold information when it concludes that the disclosure of such information would violate applicable law, breach a duty, subject the Company to risk of material penalty, or be detrimental to its interests, in which case it shall advise you as to the general nature or category of information withheld.

The term “Evaluation Material” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, or its representatives or agents, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, or its representatives or agents, provided that such source is not known by

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February 20, 2004

you (after such inquiry as would be reasonable under the circumstances) to be bound by a confidentiality agreement with the Company, or its representatives or agents, or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal, or fiduciary obligation.

You agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. It is understood that you may disclose the Evaluation Material only to those of your Representatives who, in your reasonable judgment, need to know such information for the purpose of evaluating a possible Acquisition Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and shall agree to be bound by the terms of this Agreement) and, in any event, such disclosures will be made only to the extent necessary for such purposes. You also agree to be responsible for enforcing this Agreement as to your Representatives and, at your expense, to take such action, legal or otherwise, to the extent necessary to cause them to comply with this Agreement and thereby prevent any disclosure of the Evaluation Material by any of your Representatives except as permitted by this Agreement. You further agree that the Evaluation Materials will be used solely for the purpose of evaluating a possible Acquisition Transaction and for no other reason for purpose, and that you and your Representatives will not use any of the Evaluation Material in any way detrimental to the Company or its shareholders.

All requests by you and your Representatives for Evaluation Material, meetings with the Company’s personnel or representatives, or inspection of the Company’s properties must be made to the Company’s Chairman and CEO, Mr. Douglas P. Fields or other persons specifically identified in writing by Mr. Fields. Without the prior written consent of the Company, you and your Representatives will not disclose to any person (1) the fact that the Evaluation Material has been made available to you or your Representatives, or that you or your Representatives have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Acquisition Transaction, or (3) any of the terms, conditions, or other facts with respect to any possible Acquisition Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about your intention to make, and the proposed contents of, such disclosure) is, in the opinion of your counsel, required by applicable law. The term “person” as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership, group, joint venture, trust, estate, unincorporated organization, and individual.

In the event that you or any of your Representatives are requested or required by legal process (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Evaluation Material, or are required to disclose that discussions or negotiations are taking place concerning the Acquisition Transaction, or any of its terms, conditions, or other facts with respect thereto, and you or they are advised by counsel that you or they must disclose such information or else stand liable for contempt or other penalty or censure, it is agreed that you or such Representatives, as the case may be, will provide the

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February 20, 2004

Company with prompt oral and written notice of such request(s) or requirement so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative’s compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of your counsel, you are legally required to disclose (provided, however, that if you propose to make any disclosure based on the advice of counsel as aforesaid, you will give the Company written notice of the specific information to be disclosed as far in advance of its disclosure is practicable) and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States federal securities laws and state blue sky or securities laws generally prohibit persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In view of the fact that the Evaluation Material consists of confidential and non-public information, you agree that for a period of two years from the date of this Agreement, neither your nor any of your Affiliates, alone or with others, directly or indirectly, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 promulgated under the Exchange Act) of any securities (including, without limitation, any direct or indirect rights, warrants, or options to acquire any securities) of the Company (other than securities acquired in connection with an initial issuance by the Company) or assets, property, or business of the Company or its affiliates, including any rights or options to acquire such ownership, unless such acquisition, agreement, or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company’s Board of Directors, (2) solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates (or request permission to do so), or (3) enter into any discussions, negotiations, arrangements, or understandings, or otherwise assist (including, without limitation, by knowingly providing or arranging financing for that purpose) any other person with respect to any of the foregoing. If at anytime during such period you or your Affiliates are approached by any person concerning you, your Affiliates, or their participation in a transaction involving the Company’s securities assets, properties, or business, you will promptly notify the Company of the nature of such contact and the parties thereto.

Without the prior written consent of the Company (1) neither you nor any of your Representatives who are aware of the Evaluation Material or the possibility of an Acquisition Transaction will initiate or engage in, or cause to be initiated or engaged in, any communication or other contact with any employee, director, shareholder, vendor, customer, or supplier of the Company, except for contacts in the ordinary course of business unrelated to the Evaluation Material

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or any possible Acquisition Transaction, and (2) none of your directors, officers, or employees who are aware of the Evaluation Material or the possibility of an Acquisition Transaction will, for the two-year period from the date of this Agreement, solicit or cause to be solicited the employment of or hire any executive officer or any managerial level or other key employee of the Company. Any such consent granted by the Company is revocable by the Company at any time for any reason whatsoever. The term “solicit or cause to be solicited the employment of or hire” shall be deemed not to include general solicitations of employment not specifically directed towards employees of the Company or hiring which results from such general solicitation. The phrase “solicit or cause to be solicited the employment of or hire” also shall be deemed not to include (i) any executive search, or employment resulting from an executive search, by a third party in which such third party is not steered by you to the Company or to a specific employee of the Company; (ii) solicitations for hire initiated by an employee of the Company; or (iii) solicitation or employment of any employee whose employment was terminated by the Company or who was not employed by the Company for at least ninety (90) days prior thereto.

It is further agreed that you or the Company may elect at any time to terminate further access to, and review of the Evaluation Material. If such an election is made by you or if you determine that you do not wish to make an Acquisition Transaction in the Company, you will promptly advise the Company of such determination. In such case or in the event that no Acquisition Transaction by you for any reason whatsoever after the Evaluation Material is furnished to you, or otherwise upon the written request of the Company, you will promptly deliver to the Company all Evaluation Material and other documents or materials furnished by the Company to you or your Representatives, together with all copies thereof in the possession of you or your Representatives. In the event of such return of Evaluation Material, all memoranda, notes, compilations, analysis, studies, and other writings prepared by you or your Representatives based on the Evaluation Materials will be destroyed, with any such destruction confirmed by you in writing to the Company. Furthermore, notwithstanding the return or destruction of such Evaluation Material, and related information, you and your Representatives will continue to be bound by the confidentiality and other obligations under this Agreement. The obligations and agreements contained in this Agreement shall survive any such termination and shall remain in effect.

Although you understand that the Company has endeavored to include in the Evaluation Material information known to the Company which the Company believes to be relevant for the purpose of your investigation, you further understand that neither the Company, nor any of its agents or representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company or its Affiliates nor any of its or its Affiliates’ directors, officers, employees, agents, representatives, or advisors shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material. Only those representations and warranties that may be made to you or your Affiliates in a definitive written agreement for an Acquisition Transaction, when, as, and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to make an Acquisition Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis, and assessment of the Company and its business. Moreover, unless and until such a definitive written agreement is entered into, none

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February 20, 2004

of the Company, its Affiliates, or you will be under any obligation of any kind whatsoever with respect to such an Acquisition Transaction except for the matters specifically agreed to in this Agreement. This Agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and the Acquisition Transaction and supersede any prior understandings and agreements relating thereto. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by both the Company and you which expressly so modifies or waives such agreements.

You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

It is understood and agreed that no failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

The obligations and agreements contained in this Agreement are in addition to, and not in limitation of, any other applicable legal restrictions upon the use and disclosure of the Evaluation Materials.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed within such state, without giving effect to its conflicts of laws, principles, or rules.

If you are in agreement with the foregoing, please indicate by signing and returning one copy of this Agreement, which thereupon will constitute our agreement with respect to the subject matter hereof.

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Gulfside Supply, Inc.

February 20, 2004

Very truly yours,

Eagle Supply Group, Inc.

By:	/s/ DOUGLAS P. FIELDS
Douglas P. Fields, Chairman and CEO

Confirmed and agreed to as of the date first written above:

Gulfside Supply, Inc.

By:	/s/ JAMES S. RESCH
Title:	James S. Resch, President